COACHMEN INDUSTRIES, INC.

2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

1Q07 CONFERENCE CALL PREPARED REMARKS

April 24, 2007

OPERATOR

Good morning and welcome to this Coachmen Industries, Incorporated conference call.  Today’s call is being recorded.  At this time, for opening remarks and introductions, I would like to turn the conference over to the Director of Planning and Investor Relations, Mr. Jeff Tryka.  Please go ahead.

INTRODUCTION/SAFE HARBOR DISCLAIMER

(Jeff Tryka)

Thank you Sheila and welcome to this Coachmen conference call to review the Company’s results for the first quarter ended March 31, 2007, which were released yesterday afternoon.

Before we start, let me offer the cautionary note that comments made during this conference call that are not historical facts, including those regarding future growth, corporate performance or products are forward-looking statements within the context of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Many factors could cause actual results to differ materially from those expressed in the forward-looking statements.  Information on the risks that could affect Coachmen’s results may be found in the Company’s recent filings with the SEC.  Comments made today represent management's views on April 24, 2007, and these views may change based on subsequent events and the risk factors detailed in the Company's public filings.  Although these comments may be available for a period of time through the Company's website, the Company undertakes no obligation to update these comments during that period.  With that stated, I’ll turn the call over to Rick Lavers, our Chief Executive Officer.

BUSINESS OVERVIEW

(Rick Lavers)

Coachmen Industries, Inc. First Quarter Conference Call Prepared Remarks

April 24, 2007

Thank you Jeff, and welcome everyone.  With me today are Colleen Zuhl, our Chief Financial Officer, Mike Terlep, President of the RV Group and Rick Bedell, President of our Housing Group.  Given our release yesterday afternoon, this may sound odd, but during the first quarter, we achieved most of our objectives – increasing market share, managing our balance sheet – except one, at the bottom line.  Of course, most important is the bottom line.  In today’s call, Colleen will first address Coachmen’s overall financial performance for the first quarter.  Then Mike will provide more detail with respect to the RV Group and Rick will discuss the performance of the Housing Group.  Afterwards, I will offer my overall comments and then we’ll open the call to answer your questions.

Colleen…

CORPORATE/FINANCIAL REVIEW

(Colleen Zuhl)

Thanks, Rick.

First, I would like to point out the change we implemented in the reporting of delivery expense.  In both business segments, we generate revenues and incur expenses to deliver our products to customers.  In the RV segment, we incur costs for delivering finished vehicles to our dealer customers, and include delivery fees in the total amount charged to dealers.  Similarly, in the Housing segment we incur costs to deliver our homes and set them on their permanent foundations and charge delivery fees to our builder customers.  In the past, we have included the fees charged for delivery as a component of total revenues while the delivery costs were included in operating expenses.  In reviewing the methods of reporting delivery expenses used by our peers in both the RV and Housing businesses, we determined that most include delivery costs in the cost of goods sold rather than in operating expenses.  While both methods are acceptable under generally acceptable accounting principles, beginning in 2007, we chose to alter our method of reporting delivery expenses to include them in the cost of goods sold, thus making our financial disclosures more comparable to other industry participants.

Now I’ll discuss our first quarter operating results in greater detail.  As mentioned in our release, the weakness in both of our industry segments continued in the first quarter, negatively impacting both our top and bottom lines.

For the first quarter of 2007:

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Sales fell 20% to $130.2 million versus $162.6 million last year.

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Consolidated gross margin was 1.1% compared to 3.9% for the same period a year ago, which was due mainly to the increased discounting of RV products, a shift in product mix to lower margin products and negative operating leverage associated with the lower sales level.

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Below the gross margin line, a number of transactions impact the comparability of the first quarter 2007 results versus 2006.  Specifically, in 2006 we received $3.6 million in legal settlements which reduced operating expenses in 2006 by this

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April 24, 2007

amount.  We also sold a number of non-core assets in 2006, resulting in gains from the sale of assets of $2.7 million vs. gains of $400,000 realized in 2007.  Finally, income from discontinued operations, which includes gains on the sale of assets of these discontinued operations, was $2.5 million in 2006.  There was no income from discontinued operations in 2007.  These three specific line items totaled $8.8 million for 2006 vs. $400,000 in 2007.

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At the bottom line, inclusive of these items, net loss for the quarter was $10.4 million, or $0.67 per share in 2007 compared with net income of $2.9 million, or $0.19 per share in the year ago quarter.

For the quarter, cash flow was tightly monitored and cash flow generated from operations was $4.1 million, compared with $5.4 million during the first quarter of 2006.  We also held the line on capital expenditures for the quarter, expending $400,000 in 2007 versus $1.8 million for the first quarter of 2006.

On the balance sheet:

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Cash increased by $1 million to $3.7 million at March 31, 2007.

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We were pleased that total inventories increased only $2.7 million from year end to $86.2 million.  The increase was primarily related to the Housing Group due to the timing of deliveries of Finished Goods and the ramp up of raw materials and work in process for various projects.  Most importantly however, total finished goods inventory was reduced by $4.2 million to $40.3 million during the quarter.  In terms of days supply, finished goods were reduced to 24.7 days from 35.2 days at year-end.

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Long-term debt remains very low at $3.8 million, a slight decrease from the end of 2006.

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Short term borrowings, including current maturities of debt, were reduced by $1.7 million to $8.7 million as of March 31, 2007.

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Shareholders’ Equity stands at $149.6 million resulting in a book value per share of $9.53.

During the quarter, we effectively managed our balance sheet and reduced finished goods inventories.  We continue to focus on preventing any accumulation of excess inventory, though total inventory levels may increase in the near term with the production and timing of shipments on the Ft. Bliss project.  Going forward, we will control costs by maintaining the gains we’ve made in reducing fixed costs, by obtaining further cost reductions through strategic sourcing efforts and by realizing lower warranty costs as a result of improved quality.  These efforts will provide the base for improved margins and achieving our goals at the bottom line.

Mike, I’ll turn it to you …

RECREATIONAL VEHICLE SEGMENT/OPERATIONAL REVIEW

(Mike Terlep)

Coachmen Industries, Inc. First Quarter Conference Call Prepared Remarks

April 24, 2007

Thank you Colleen.

The RV Group’s financial results for the first quarter were well below our goals and expectations.  While we have been successful in making a number of meaningful changes and improvements throughout our Company over the last 9 months, our low sales volumes and production volumes coupled with higher than planned discounting in light of the soft market conditions resulted in unfavorable bottom line results for the RV group for the first quarter.  While the bottom line results are clearly unacceptable, we have made the necessary changes to improve our products’ appeal, competitiveness and quality, which have begun to show through to market share adjustments.

Ultimately, our bottom line results were impacted by three key categorical factors: lower volume, higher discounts and incentives and higher warranty expenses.

As we stated in our Release, the Recreational Vehicle Group reported sales of $104.2 million during the first quarter of 2007, down 13% from the same period last year.  However, this compares with an overall industry decline of 17% in total unit shipments through February.  Our shortfall was in part due to a continued softness across the RV markets.

The detailed market information by product category regarding the Industry, as well as for the RV Group is as follows:

The RV market continued to soften in the first quarter, especially in towables, which have seen 8 consecutive months of declining volume in Industry retail sales.  All towable product categories are down at both wholesale and retail over prior year.

Motorized has mixed results.

Through February, wholesale unit shipments were up 8% in Class A’s, while retail registrations for the same period were down 13%, with Gas Class A’s down 15% and Diesel Class A’s down 10%.  Class C wholesale shipments were down 13% through February, and down 6% at retail for the same period.

In the first quarter, Coachmen wholesale unit shipments of all product types decreased by 18%, versus the first quarter one year ago.  However, excluding FEMA shipments, our wholesale unit shipments in the first quarter were up 7% compared to first quarter one year ago.  Further, so far this year our shipments in several product categories exceeded industry growth rates.  Within the motorized category for the first quarter, our Class A unit shipments were down 18%, while our Class C unit shipments eased 2% during the quarter, which was much better than the 13% decline in shipments for the industry through February.  On the towable side of our business, during the first quarter travel trailer shipments fell 25%, but excluding the 1,132 units shipped for FEMA in the first quarter of 2006, shipments would have increased 38%.  Industry shipments for travel trailers were down 24% through February.  Our total fifth-wheel shipments fell 21% while the Industry was down 7% through February.  Our camping trailer shipments decreased by 6% in the first quarter while the Industry experienced a decline of 27%

Coachmen Industries, Inc. First Quarter Conference Call Prepared Remarks

April 24, 2007

through February.  We have seen retail market share improvement in rear diesel Class A’s and Class C’s for February 2007 vs. February 2006 and retail share improvement in Class C’s and travel trailers over calendar year-end 2006.

The lower overall volumes created reduced fixed overhead absorption, while the continued softness in the overall RV market created a selling environment rich with discounts and incentives that put further pressure on gross profit levels.

The discounts had a compounding impact in the first quarter as our product’s pricing has been established to meet the market, leaving little room for discounts and incentives at these volumes.  In addition, we delayed passing through some increases due to product improvements in light of the challenged market.

Warranty expenses were higher than planned in the 1st quarter due largely to a tail from GBM products produced out of the prior closed Edwardsburg facility and older products from our CRV facilities.  The key to reducing warranty expenses is improving quality.  We are doing just that.

Gross profit for the first quarter was a negative $900,000, or 0.8% of sales, versus a positive 1.1% of sales in the first quarter of 2006.

Our Team has made significant progress in redefining the organizational structure and processes of our strategic sourcing Group.  As I mentioned last quarter, we engaged Deloitte Consulting to assist us with identifying and executing action plans on strategic sourcing and material cost reductions.    We expect to begin seeing results from these efforts over the remainder of the year.

The RV Group also continued to make progress on reducing overall operating expenses in the first quarter.  While total operating expenses were higher by $3.4 million compared to a year ago, operating expenses in the first quarter last year were reduced by $3.6 million received from favorable legal settlements.  Net of those settlements, operating expenses were lower by $0.2 million from year-ago levels.

The RV Group generated a pre-tax loss of $8.0 million for the quarter, compared with a pre-tax loss of $2.7 million in the first quarter of 2006.

Despite the loss, the RV Group effectively managed its balance sheet.  Total finished goods inventory was reduced by $5.4 million or 15% from the end of the fourth quarter and now stands at $29.7 million, which is 35% lower than the same period one year ago.  This represents the lowest level achieved by the Group since the third quarter of 2003.

Last quarter, you may recall that we discussed several actions relating to a priority throughout our company to improve our product’s quality.

Our research, Industry research and other published findings, reveal that quality throughout our Industry is an opportunity.  We are convinced that we are creating a differentiating and marketable advantage by elevating the level of our quality.

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April 24, 2007

In January we launched an aggressive station by station “buy sell” quality initiative throughout our manufacturing facilities.  In February, we launched a company-wide quality program that rewards meaningful continuous improvement in the quality of our products at each and every production facility and includes all disciplines of our operations – engineering, production and purchasing.  We are pleased to report that this program has generated meaningful reductions in our defects per unit.  Even more important, our dealers are telling us that our quality has significantly improved.

While we are pleased with the results of these initiatives so far, it’s important to emphasize that this is part of a long-term commitment to lead the industry in product quality.  We expect that this will have a lasting impact and we will see benefits supporting the bottom line as we move forward.

With regard to our products, our new fifth wheels are in demand, our  Adrenalin line of SUT’s have continued to gain incredible momentum tracking nearly 10 times higher than one year ago, our ultra light travel trailers sales are nearly four times year ago levels and  our new innovative Class C floorplans  are just now hitting the market.  The success of these new products is evidenced by dramatically improved backlogs as total motorized backlogs rose 10% in the quarter, while fifth-wheel backlogs increased 29%.  We have strong backlogs in several product categories and must increase production rates to meet the demand of our product.

We are continuing to work aggressively to ensure that our new products for the 2008 and 2009 model years generate as much or more excitement than the products we introduced at Louisville last fall.  We are also looking out beyond the next model year with our recent agreement to develop environmentally friendly technologies to be used in future RVs.  With high fuel prices and increasing concern among younger Americans on the quality of our environment, this will help us develop RV that will remain both relevant and popular with future generations.

We are obviously still not achieving the bottom line performance that we are seeking, nonetheless, our direction is clear:

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We have a well defined vision and strategy for the RV Group.

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The Quality of our products has shown measurable improvement.

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Our products are now well aligned to compete in the market.

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Our finished goods are down 35% over prior year last quarter.

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We have reasonable backlogs in most product categories.

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We have executed specific actions to drive down our material costs, and,

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We continue to manage improvements in plant efficiencies and our operating expenses.

Now, for details about the Housing segment, I’ll turn the call over to Rick Bedell, President of our Housing Group.  Rick…

HOUSING GROUP/OPERATIONAL REVIEW

Coachmen Industries, Inc. First Quarter Conference Call Prepared Remarks

April 24, 2007

(Rick Bedell)

Thank you Mike…

The Housing Group also faced a continued challenging market in the first quarter which also had a significant impact on our results.   According to the U.S. Census Bureau, for the first three month of 2007, total single-family housing starts in the Midwest fell 38% while in the South single-family starts fell 28%.  This data is useful to provide a picture of the general housing market, however does not provide a direct corresponding comparison base for our housing group due to the limited geography of our market area, the different market segments where we participate and the fact that the modular housing industry does not directly correlate to the US Census Bureau data.

Clearly, overall market conditions had a considerable detrimental effect on our financial performance in the first quarter.

For the quarter:

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The Housing Group reported a 39% decrease in revenues, to $26.1 million from $42.7 million last year.

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The Group generated a pre-tax loss of $2.7 million compared with a $100,000 pre-tax profit for the year-ago quarter.

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Gross profit decreased to 8.8% of sales from 12.0% in 2006, due mainly to reduced overhead absorption with lower production levels and production delays for some larger construction projects.

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Total operating expenses remained flat at $5.0 million.

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Selling, general and administrative expenses were impacted by the costs associated with the introduction of new product lines in the quarter, addition of the new senior management team and a change in accruals in connection with our builder incentives.

In the first quarter, wholesale shipments of residential units declined 45% from the prior year’s quarter.  Although unit shipments declined, the decrease was mitigated by a 7% increase in average revenues per unit.  Residential backlogs as of March 31 were 100 floors higher or 9% higher than prior year.

As we mentioned in our previous conference call the nationwide weakness in the housing market did in fact spread into the Southeast and Middle Atlantic regions, negatively impacting the Group’s operations in North Carolina and Virginia.   The softness in the housing market is a large enough concern, but there are a number of other uncertainties in the overall housing market that give us additional reasons to exercise caution.  Lately, the news of considerable difficulties in the sub-prime mortgage market has driven several large lenders to cease lending or in some cases pushed those lenders into bankruptcy.  Although unlike many of our competitors, we do not have a direct connection to the sub-prime market, any factors that cause a decrease in the availability of mortgage financing in the broader market would have an adverse impact on our traditional business.

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As all of these factors continue to exert downward pressure on new home sales, we will likely see aggressive discounts and incentives by home builders continue.  To help mitigate the effects of such competitive actions, we have introduced a number of new home designs to help our builders increase their business.  After introducing our new entry-level Harwick collection at the end of the fourth quarter, we introduced the new Craftsman home collection in the first quarter which was received enthusiastically by our builder base.  We are pursuing a number of avenues to further enhance our designs and marketing for single-family homes.  We have reached an agreement in principle to form a strategic marketing alliance with a highly acclaimed architectural firm that specializes in the design and sale of sustainable, innovative, high-quality modern systems-built homes.  We hope to build on this partnership to appeal to the growing segment of environmentally conscious consumers and further differentiate All American Homes from the competition.  Our overriding goal is to provide our builders with the tools they need to best meet the challenges of their local markets in light of softer demand and increasing competition.

We have mitigated the Group’s dependence on traditional scattered-lot single-family housing markets.

Last quarter we discussed how the Housing Group expanded its agreement to provide four dozen homes to a neighborhood in New Orleans.  Today we are seeing increased interest and bid activity for additional projects in the Gulf Coast region and we are very close to finalizing substantial agreements to build single-family and multi-family residences for several larger projects in the region.

In addition to the opportunities we see in the Gulf, in the first quarter, we finalized the contract for the construction of the second phase of barracks at Ft. Bliss in Texas and we have since begun production and delivery in the second quarter.  We have proposals pending on two additional military projects and we anticipate additional proposal requests over the next several months.  In addition to military construction, we continue to target “large projects” such as dormitories, condominiums and apartment complexes.

As we have said, we are committed to growing the larger project side of our business.  Several larger projects that we anticipated commencing delivery on were delayed into the second quarter.  The largest of these projects was the second phase of Ft. Bliss.  With these delays, much of the operating cost associated with this production was incurred in the first quarter, however the revenues and corresponding gross profit will not be recognized until the second quarter and beyond.  This situation was most evident at our Iowa division where the production of units for Ft. Bliss was anticipated in March, leading to an increase in workforce and associated costs in advance of that production.  When production was delayed, the existing backlog of traditional business was not sufficient to offset the increased labor pool resulting in lower margins for the quarter.

Overall, the first quarter was more difficult than usual for the Housing Group.  We’ve taken aggressive steps to improve our revenues.  As a Group, we expect to be profitable in the second quarter.  We are aggressively seeking new ways to strengthen our traditional markets while pursuing growth in new areas.  Although we are impatient with

Coachmen Industries, Inc. First Quarter Conference Call Prepared Remarks

April 24, 2007

our financial results for the quarter, we recognize that many of the actions we’ve taken over the last six months will take time to generate results at the bottom line.  Nonetheless these are the correct measures to overcome the current market conditions.

Let me now turn the call back over to Rick Lavers…

CONCLUSION AND OUTLOOK

(Rick Lavers)

Thank you, Rick.

Realistically, given the depressed condition of both of our industry segments, and all of the changes we have been implementing, we did not expect to make a profit in the first quarter.  However, while we managed our balance sheet, reduced our finished goods inventories, actually reduced our borrowings, and unlike several of our competitors on both sides of our business, did not have to close any plants, all of us in management – and nobody more than I – are gravely disappointed at the size of the loss we turned in.  We have asked ourselves the same questions I am sure you are asking.

Are we doing the right things?  Yes, resoundingly, we are.

Is this first quarter an aberration, or a sign of worse things to come?  We have concluded it is an aberration, and it is not a sign of things to come.

Why?

Although it is somewhat of a trite image, it is very apt – likely that is why it’s trite!  Turning Coachmen is like turning a big ship in high seas.  We know where we want to go, and we want to get there as quickly as possible, and we recognize that our time is limited.  But the inescapable fact is, it takes time.  And we all know that Coachmen is in high seas, struggling with severe downturns in both of its major market segments.  If we turn too abruptly in high seas, we risk being swamped, and capsized.  However, if we are going to change course, we must make a big enough turn to make a difference – half measures make no sense.  But big changes also put big stress on an organization.  We believe that the first quarter results are the result of two primary things: first, some of the stress from big changes is showing, and second, the markets.  So, to answer why we are confident, we must answer two more questions: can we deal with those stresses, and can we survive these markets?

We are dealing with them, and while we are not yet prospering, we are definitely surviving, and we know where we are going.

On the RV side, as you have heard, the financial results are in part caused by under-absorption of overhead directly attributable to the low level of sales, margin erosion due to pricing, and a bucket of miscellaneous items such as warranty.  Taking them in inverse order, the warranty/legal costs were attributable to older production units.  We believe we have worked through that tail, and we know that our current production is of immensely

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better quality.  This has been confirmed by our own metrics, measuring defects per unit, dealer feed back, and the ultimate measure, buyer acceptance of our products.

The other problems, which are by far the largest problems, are directly attributable to sales, our past history and the current condition of the market.  The market is what it is, although we have recently seen signs of possible improvement on the motorized side, and during a recent dealer council meeting in Indianapolis, some of our dealers told us March was one of their best months, ever.  A good month in March for dealers should mean a good month in April for manufacturers.  However, if the markets remain down, we have reduced our finished goods inventory to the lowest level since 2003, and it is virtually all current inventory.

If the markets begin to recover, our challenge will be to make enough product quickly enough to fill orders.  In fact, that is precisely our problem right now with Class C’s, fifth wheels and camping trailers.  As you have heard, except for rear diesels, our backlogs are actually pretty healthy.  We believe this is because we now have much higher quality products, with innovative new features and striking designs, aggressively priced.  We have had two problems, resulting from the stresses on the organization I previously mentioned.  One is that we were unable to ship these new models as quickly as we wished.  In part, this was a result of the “lean out” of personnel, we were simply shorthanded – and in part, it was that we ran a little too fast in our product development process.  In fact, in some cases, we ran ahead of the capability of some of our vendors to respond to our needs.  Our second problem is more of a bottom line problem, some of our products may have been too aggressively priced, given their features and the discounting environment in the market – but we deliberately ran that risk.

We need increased sales.  The under-absorption of overhead speaks volumes to that point.  In a down market, the name of that game is market share – that is the only way you can increase sales, by stealing share from somebody else.  And, for market share, you must have shelf space.  Our market share in various products, and our shelf space, had eroded over the past several years.  Great products don’t do us any good sitting on our factory storage lots.  They need to be on the dealers’ lots.  So in the short term, we deliberately chose market share and shelf space over maximizing margins.  Going forward, we are addressing our “go to market” operational problems, and we will be gradually taking price increases when and where the market allows us to do so.

It cost us money to get our new products on dealers’ lots, especially in the discount happy atmosphere of the current RV market.  But we have done it, and it appears that our products are starting to sell through.  We cleaned our lots of aging Spirit of America trailer inventory.  As you have heard, we have in the past months dramatically increased market share in C’s – it would have been even more dramatic, but we are having difficulty getting the chassis we want – and we have reversed the trends and begun to gain ground in camping trailers and Class A’s.  We are upping production in 5th wheels and Class C’s.  Based on our current backlogs, we expect those trends to continue with our other products.  With increased volume, the under-absorption problems will gradually dissipate.  Behind the scenes, we are filling the pipeline with truly innovative, exciting new products to be introduced this summer, to sustain our volume gains.  Importantly,

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April 24, 2007

these are not scatter shot introductions, hoping to see what sticks.  They have been through the filter of our brand charters and our new vision, fall squarely within its jet stream, and are precisely targeted at defined markets.  Further, we are on the pad, ready to launch a bona fide, new marketing campaign based on the new vision of the easy RV, which will put our message front and center to both our dealers and buyers.

We feel the momentum clearly building in our favor.  Yes, we have stressed the system, and we have made some mistakes – but we have identified them and are addressing them.  Even if there is not a dramatic turnaround in the RV markets, we believe the forces are now in motion that will cause our performance to continue to improve anyway.

On the Housing Side, there are several similarities.  Obviously, we all know the housing markets are at their lowest level in years.  When 25% of the buyers check out nationwide, the industry is going to feel it.  Similar to RV’s, the market that remains appears to have also stepped down to lower priced models, which tend to carry lower margins.  Overhead absorption is a severe problem due to reduced volume at lower margins.  Also similar to RV’s, and internal to Coachmen, the rapidity of the changes we are making has put some parts of the organization under stress.

After installing the new leadership team for the Group, our first order of business was to bring our general managers together to build consensus on our vision for the future.  At the end of the first quarter, we completed that task.  It came as an epiphany to many of us that we really don’t offer a product in our housing business at all – we offer a service, to be specific, design and building services.  We don’t build houses, place them on lots, and sell them.  Instead, home builders come to us with their ideas, and we help them build the house of their customer’s dreams.  This realization changes the prism through which we look at our business.  While we have sometimes boasted that we have never built exactly the same house twice, when in addition to different floor plans we throw an entirely different product segment into our manufacturing mix – major projects – manufacturing flexibility is no longer a “nice to have,” it becomes a mandatory area of excellence.  We are changing our production processes and making targeted hires to make our production processes the most flexible in the industry, keeping us ahead of our competitors.

Further, a service business requires that we know and understand our customers, and that we are truly service oriented.  We can’t just send floor plan collections to our builders and say, “Here, we designed these, they’re nice, you sell them.”  Instead, we must be sure to provide them what they need to succeed.  Last month, we invited our builders in from all over the country for a three day sit down. The meeting was extremely successful, and very upbeat, in spite of current market conditions.  Our builders told us that for the first time in many, many years, we are once again listening to them.  And make no mistake about it, we heard what they need, and we are committed to delivering it to them.  We are also committed to strengthening our existing builder network, and filling in gaps in our network to better penetrate our markets.  We are in the middle of modifying our service offerings and processes to do so.

Unlike the RV side, we do have a more immediate alternative to our traditional markets which we can pursue: major projects.  As part of our soul-searching with our new

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leadership team, the management at every plant came to fully recognize both the importance and the potential of major projects for the Coachmen Housing Group.  We have changed, and are changing, many of our processes to better seek out, land and perform these projects.  We have also learned that these projects often have a longer lead time than we even originally expected.  For example, we expected Ft. Bliss shipments to begin in first quarter, in fact, we are just now beginning to ship those units.  That said, we expect additional Task Orders to follow on shortly.  We are also actively bidding for military housing projects for at least four other locations.  In addition, we are now shipping the first houses to New Orleans that were announced last winter.  Our Virginia operation finished the quarter with over 100 “modules” in its yard that we were unable to deliver due to late season snow storms.  Those will be delivered in the second quarter.  We are not quite ready to make a formal announcement, but we have secured a letter of intent for a major housing project in the Gulf Coast that will bring much needed volume to two of our plants for the remainder of 2007.

If we finalize that agreement, and if we are successful in our bid for additional military housing, we may have to consider the possibility of opening a new plant in the Southeast.

Finally, as you have heard, we have also reached an agreement in principle for a strategic alliance with an internationally known architect to build unique energy efficient, environmentally friendly homes throughout our marketing regions.  This exciting development should open up an entirely new market segment for us, and is thoroughly consistent with where we want to take this company.  We expect to be able to announce the details of that alliance within the next few weeks.

I will not try to dress up the first quarter results with lipstick.  The bottom line is the bottom line.  We are disappointed with the first quarter results.  Nonetheless, I hope we have helped you understand why, despite these short term results, we are confident we are doing the right things and are now headed in the right direction.

Operator, we will now be glad to entertain any questions.

OPERATOR     (Instructions for question and answer session)

QUESTIONS/ANSWERS

(Rick, Mike, Rick and Colleen)

OPERATOR    (Turns call back over for closing remarks)

CLOSING

(Rick Lavers)

We appreciate that you took the time to join us this morning.  We welcomed your questions, hope that we’ve provided thorough answers, and look forward to our next regularly scheduled call.  Thank you.